Exhibit 10.1
Opiant Pharmaceuticals Announces Third Quarter 2020 Financial Results and Corporate Update

SANTA MONICA, Calif., Nov 12, 2020 -- Opiant Pharmaceuticals, Inc. (“Opiant”) (NASDAQ: OPNT), a specialty pharmaceutical company developing medicines to treat addictions and drug overdose, today reported financial results for the three months ended September 30, 2020, and provided a corporate update. Recent highlights include:

•OPNT003 nasal nalmefene for opioid overdose

◦Opiant to use Aptar Pharma’s Unit Dose System
◦Upcoming FDA meeting in December to review Pharmacodynamic study in healthy volunteers and 505(b)(2) submission strategy
◦Opiant continues to expect to file a New Drug Application by end of 2021
◦The Centers for Disease Control and Prevention reports an increase in fatal drug overdoses in the first three months of 2020 putting the U.S. on pace for record year of drug overdose deaths during coronavirus pandemic

•Q3 revenues of $9.1 million driven by NARCAN® Nasal Spray (“NARCAN®”) royalties

◦Recognized approximately $8.6 million in royalty revenue for Q3 2020 from approximately $88.8 million in net sales of NARCAN® Nasal Spray
◦Projected royalties for the full-year 2020 raised from $26.2 million to approximately $28 million, based on Emergent Biosolutions (“EBS”) updated revenue guidance for NARCAN® sales of between $295 million and $315 million

•$31.1 million in cash and cash equivalents and no debt at September 30, 2020

Commenting on the quarter, Roger Crystal, M.D., President and Chief Executive Officer of Opiant, said:

“Deaths from overdoses on opioids remain a seismic crisis for communities across the United States, exacerbated by the COVID-19 pandemic. The determined deployment of opioid overdose rescue medication is essential to save lives. The trajectory of America’s opioid crisis, fueled by the availability of fentanyl and related synthetic opioids, underscores the need for stronger, longer-acting formulations of opioid antagonists. To this end, we made good progress this quarter with OPNT003 nasal nalmefene, our investigational treatment for opioid overdose. I am pleased we can now use Aptar Pharma’s Unit Dose System for OPNT003. It has been approved by the FDA with multiple drug products, including NARCAN® Nasal Spray. Adding to the momentum, we will meet with the FDA in December to review the design of our pharmacodynamic study in healthy volunteers and our New Drug Application plan, which is on track to be submitted by the end of next year.”

David O’Toole, Chief Financial Officer of Opiant, said:

“Royalties from net sales of NARCAN® Nasal Spray continue to fortify our already strong balance sheet. EBS reported higher sales than expected this quarter and raised their NARCAN®

Exhibit 10.1
revenue guidance for the year to a range of $295 million to $315 million. Based on this we have increased our projection of royalty revenue for the full year to approximately $28 million. We also now expect a cash balance at the end of 2020 of approximately $30 million.”

Third Quarter 2020 Results

For the three months ended September 30, 2020, Opiant recorded approximately $9.1 million in revenue, compared to approximately $20.6 million during the corresponding period of 2019. For the three months ended September 30, 2020, we recorded approximately $8.6 million of revenue from our license agreement with EBS for the sale of NARCAN®, compared to approximately $20.5 million in the same period of 2019 which included a final milestone payment of $13.5 million, as sales of NARCAN® Nasal Spray exceeded $200 million for 2019. Third quarter 2020 sales of NARCAN® were approximately $88.8 million, as reported by EBS.

General and administrative expenses for the quarter were approximately $2.7 million, compared to $3.2 million for the same period in 2019. The $0.5 million decrease was primarily attributable to a decrease in legal and professional fees of approximately $0.8 million, partially offset by an increase in personnel and related expense of $0.3 million for the three months ended September 30, 2020 compared to the three months ended September 30, 2019.

Research and development expenses were approximately $2.8 million, as compared to approximately $1.8 million in the third quarter of 2019. External development expense increased by $0.8 million and personnel and related expense increased by approximately $0.2 million during the three months ended September 30, 2020 compared to the three months ended September 30, 2019.

Sales and marketing expenses were approximately $0.9 million, as compared to approximately $0.1 million in the third quarter of 2019. The $0.8 million increase was attributable to pre-commercialization efforts related to OPNT003 nasal nalmefene, which is under clinical development.

Royalty expense for the second quarter was approximately $2 million compared to $4.9 million for the same period in 2019. Royalty expense is for payments to Net Profit Partners for the royalties received from the net sales of NARCAN®.

Net income for the third quarter was approximately $0.7 million, or $0.17 per basic and $0.15 per diluted share, compared to net income of approximately $10.7 million, or $2.64 per basic and $1.97 per diluted share, for the comparable period of 2019.

Financial Results for the Nine Months Ended September 30, 2020

For the nine months ended September 30, 2020, Opiant recorded approximately $19.7 million in revenue, compared to approximately $32.9 million during the corresponding period of 2019. For the nine months ended September 30, 2020, we recognized approximately $19.1 million of revenue from our license agreement with EBS for the sale of NARCAN®, compared to approximately $30.4 million in the comparable period of 2019. The decrease in revenue of approximately $11.3 million was primarily attributable to a milestone payment of $13.5 million earned in the third quarter of 2019, as sales of NARCAN® exceeded $200 million for 2019, offset by an increase in royalties as a result of and increase in net sales of NARCAN® for the nine

Exhibit 10.1
months ended September 30, 2020. Sales of NARCAN® for the nine months ended September 30, 2020, were approximately $233.8 million, as reported by EBS.

General and administrative expenses for the nine months ended September 30, 2020, were approximately $8.1 million, compared to approximately $9.4 million in the comparable period of 2019. The decrease of $1.3 million was primarily due to a $1.5 million decrease in legal and professional fees, partially offset by a $0.2 million increase in personnel and related expense including stock based compensation for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019.

Research and development expenses for the nine months ended September 30, 2020, were approximately $4.8 million, compared to approximately $7.0 million in the comparable period of 2019. The decrease of $2.2 million resulted from a decrease in third party clinical trial and development expense of $2.5 million, partially offset by an increase in personnel and related expense of $0.3 million.

Sales and marketing expenses for the nine months ended September 30, 2020, were approximately $3.7 million, compared to $0.1 million during the same period 2019. For the nine months ended September 30, 2020 personnel and related expense including stock based compensation was $0.9 million, and $2.8 million was related to third party expenses for various pre-commercial activities including market research and assessments, and strategic planning.

Royalty expenses were $4.3 million and $6.1 million during the nine months ended September 30, 2020 and 2019, respectively. Royalty expense is for payments to Net Profit Partners for the royalties received from the net sales of NARCAN®.

Net loss for the nine months ended September 30, 2020, was approximately $1.2 million, or a loss of $0.28 per basic and diluted share, compared to a net income of approximately $10.6 million, or $2.64 per basic share and $1.98 per diluted share, for the comparable period of 2019.

As of September 30, 2020, Opiant had cash and cash equivalents of $31.1 million, compared to approximately $31 million at December 31, 2019. The current cash balance does not include the full impact of the NIDA grant of approximately $7.4 million or the BARDA contract of approximately $4.6 million.

Conference Call Details:
Thursday, November 12th at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time
Toll Free:            877-407-0792
International:            201-689-8263
Conference ID:        13712206
Webcast:            http://ir.opiant.com/

About Opiant Pharmaceuticals, Inc.
Opiant Pharmaceuticals, Inc., the company that developed NARCAN® Nasal Spray, is building a leading franchise of new medicines to combat addictions and drug overdose.
For more information visit: www.opiant.com.

Exhibit 10.1
Forward-Looking Statements
This press release contains forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed, implied or inferred by these forward-looking statements, and among other things, our ability to maintain cash balances and successfully commercialize or partner our product candidates currently under development. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "projects," "potential," or "continue" or the negative of such terms and other same terminology. These statements are only predictions based on our current expectations and projections about future events. You should not place undue reliance on these statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors. Additional factors that could materially affect actual results can be found in our filed quarterly reports on Form 10-Q and our annual report on Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission on March 4, 2020, including under the caption titled "Risk Factors."  These and other factors may cause our actual results to differ materially from any forward-looking statement. We undertake no obligation to update any of the forward-looking statements after the date of this press release to conform those statements to reflect the occurrence of unanticipated events, except as required by applicable law.

Investor Relations Contacts:

Ben Atkins
VP of Corporate Communications and Investor Relations
Batkins@opiant.com
(310) 598-5410

Dan Ferry
Managing Director
LifeSci Advisors, LLC
Daniel@lifesciadvisors.com
(617) 430-7576

Exhibit 10.1

Exhibit 10.1